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                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                          1934 (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement      [_] Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   AMTECH CORPORATION D/B/A AMTC CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
  (1) Title of each class of securities to which transaction applies:
  -----------------------------------------------------------------------------
  (2) Aggregate number of securities to which transaction applies:
  -----------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  -----------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:
  -----------------------------------------------------------------------------
  (5) Total fee paid:
  -----------------------------------------------------------------------------
[_] Fee paid previously with preliminary materials:
  -----------------------------------------------------------------------------
[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   (1) Amount previously paid:
   --------------------------------------------------------------------------
   (2) Form, Schedule or Registration Statement No.:
   --------------------------------------------------------------------------
   (3) Filing party:
   --------------------------------------------------------------------------
   (4) Date filed:
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

                              AMTECH CORPORATION
                            D/B/A AMTC CORPORATION
                              ONE GALLERIA TOWER
                                13355 NOEL ROAD
                                  SUITE 1555
                              DALLAS, TEXAS 75240

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD AUGUST 31, 1998

  Notice is hereby given that the Annual Meeting (the "Meeting") of the Shareholders of Amtech Corporation d/b/a AMTC Corporation (the "Company") will be held on August 31, 1998, at 8:30 a.m., local time, at The Westin Hotel, 13340 Dallas Parkway, Dallas, Texas 75240, for the following purposes:

    1. To consider and vote upon a proposal to elect David P. Cook, Michael
  E. Keane, James S. Marston, Jack L. Martin, Antonio R. Sanchez, Jr., and Ben G. Streetman as directors of the Company;

    2. To amend the Company's Articles of Incorporation to change the Company's name to "CustomTracks Corporation;" and

    3. To transact any other business that properly comes before the Meeting or any adjournment thereof.

  Only shareholders of record at the close of business on July 17, 1998, are entitled to notice of, and to vote at, the Meeting or any adjournment thereof. The stock transfer books will not be closed.

  The Company would like you to attend the Meeting, but understands that you may not be able to do so. For your convenience, and to ensure that your shares are represented and voted according to your wishes, we have enclosed a proxy card for you to use. Please sign and date the proxy card and return it to us as soon as possible. We have provided you with a postage-paid envelope to return your proxy card. If you attend the Meeting, you may revoke your proxy and vote in person.

                                          By Order of the Board of Directors

                                          Ronald A. Woessner
                                           Secretary

Dallas, Texas

July 22, 1998

                              AMTECH CORPORATION
                            D/B/A AMTC CORPORATION
                              ONE GALLERIA TOWER
                                13355 NOEL ROAD
                                  SUITE 1555
                              DALLAS, TEXAS 75240

                                PROXY STATEMENT
                                      FOR
                      THE ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD AUGUST 31, 1998

                                 SOLICITATION

  The Board of Directors of Amtech Corporation d/b/a AMTC Corporation (the "Company") is soliciting your proxy in the form of the enclosed proxy card for use at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on August 31, 1998, 8:30 a.m., local time, at The Westin Hotel, 13340 Dallas Parkway, Dallas, Texas 75240, as set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice") and at any adjournment thereof. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about July 22, 1998.

                       RECORD DATE AND VOTING SECURITIES

  Only shareholders of record at the close of business on July 17, 1998, will be entitled to vote on matters presented at the Meeting or any adjournment thereof.

  As of June 30, 1998, there were issued and outstanding 14,902,609 shares of $.01 par value common stock of the Company (the "Common Stock"). The holders of a majority of the outstanding shares of Common Stock as of the record date must be represented at the Meeting in person or by proxy to have a quorum for the Meeting and to act on the matters specified in this Notice. Votes withheld from any director nominee will be counted in determining whether a quorum has been reached. Under the Articles of Incorporation of the Company, each share of Common Stock is entitled to one vote on all matters brought before the Meeting or any adjournment thereof. In the election of directors, shareholders are not entitled to cumulate their votes and are not entitled to vote for a greater number of persons than the number of nominees named in this Proxy Statement.

  Assuming a quorum is present, the affirmative vote of a plurality of the shares of Common Stock voted and entitled to vote for the election of directors is required for the election of directors. Votes may be cast in favor of, or withheld from, a director nominee. Votes that are withheld from a particular nominee will not affect the outcome of the vote. Assuming a quorum is present, the affirmative vote of at least 66 2/3% of the outstanding shares of Common Stock is required to approve the amendment to the Company's Articles of Incorporation to change the Company's name to CustomTracks Corporation.

  Under applicable rules, brokers who hold shares in street name have the authority to vote in favor of all matters specified in the Notice, if they do not receive contrary voting instructions from beneficial owners. Under applicable law, if a broker has not received voting instructions with respect to certain shares and gives a proxy for those shares, but does not vote the shares on a particular matter, those shares will not affect the outcome of the vote with respect to that matter. Any shareholder who is present at the Meeting, but abstains from voting, will be counted for purposes of determining whether a quorum exists. An abstention will not be counted as an affirmative or negative vote in the election of the directors. With respect to all other matters, an abstention would have the same effect as a vote against the proposal. The shareholders of the Company have no appraisal rights under Texas law with respect to the proposals specified in the Notice.

  Any shareholder giving a proxy may revoke it at any time before it is voted by giving written notice to the Company or by attending the Meeting in person and voting such shares. Where a shareholder has appropriately specified how a proxy is to be voted, it will be voted accordingly, and where no specific direction is given, it will be voted FOR adoption of each of the proposals set forth in this Notice and at the discretion of the proxy holders on all other business that properly comes before the Meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information concerning beneficial ownership of the Company's Common Stock as of June 30, 1998, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director and director nominee and the five most highly compensated executive officers of the Company, and (iii) all directors and executive officers as a group.

                                                      AMOUNT AND NATURE
                                                 OF BENEFICIAL OWNERSHIP (1)
                                               -------------------------------
                                               NUMBER OF  PERCENTAGE OF TOTAL
                                                SHARES   SHARES OUTSTANDING(2)
                                               --------- ---------------------
David P. Cook(3)..............................   600,828          3.89%
Stuart M. Evans(4)............................    98,749             *
Michael E. Keane(5)...........................    25,000             *
Dr. Jeremy A. Landt(6)........................    74,250             *
James S. Marston(5)...........................    35,000             *
Jack L. Martin................................         0             *
Antonio R. Sanchez, Jr.(7).................... 1,277,212          8.55%
Ben G. Streetman..............................         0             *
Michael H. Wolpert(8).........................    42,299             *
Steve M. York(9)..............................   137,150             *
Albert Fried & Company, LLC................... 1,104,351          7.41%
 40 Exchange Place
 New York, New York 10005
Mitsubishi Corporation........................   822,823          5.52%
 6-3, Marunouchi, 2-Chome
 Chiyoda-Ku, Tokyo
 Japan
All directors and executive officers as a
 group(10).................................... 2,332,750         14.81%

--------
 * Denotes ownership of less than 1%.

(1) Except as otherwise noted, each person has sole voting and investment power over the Common Stock shown as beneficially owned, subject to community property laws where applicable.

(2) Shares of Common Stock that were not outstanding but could be acquired upon exercise of an option within 60 days of June 30, 1998, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by a particular person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(3) Includes 561,828 shares that Mr. Cook has the right to acquire under outstanding stock options and warrants that are currently exercisable or that become exercisable within 60 days of June 30, 1998.

(4) Includes 34,000 shares that Mr. Evans has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 1998.

(5) This individual has the right to acquire these shares under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 1998.

(6) Includes 71,250 shares that Dr. Landt has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 1998. Also, includes 3,000 shares with respect to which Dr. Landt shares voting and investment power with his spouse.

(7) Includes 131,251 shares that are owned by family members of Mr. Sanchez or by trusts for which Mr. Sanchez serves as trustee or is a beneficiary. Of such 131,251 shares, (i) 9,375 shares are held by family members of Mr. Sanchez; (ii) 82,500 shares, over which Mr. Sanchez exercises voting, investment, and disposition power, are held in trusts for which Mr. Sanchez acts as trustee for the benefit of other persons; and (iii) 39,376 shares, over which Mr. Sanchez does not have voting, investment, or disposition powers, are held in a trust for the benefit of Mr. Sanchez and certain of his family members. Also, includes 35,000 shares that Mr. Sanchez has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 1998.

(8) Includes 33,500 shares that Mr. Wolpert has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 1998.

(9) Includes 63,750 shares that Mr. York has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 1998. Also, includes 73,400 shares with respect to which Mr. York shares investment power with his spouse.

(10) Includes all shares as to which the directors and executive officers disclaim beneficial ownership.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of July 22, 1998, the names of the current directors, director nominees, and executive officers of the Company and their respective ages and positions with the Company.

           NAME          AGE                           POSITION
           ----          ---                           --------
David P. Cook(1)(3).....  46 Director, Chairman, President, and Chief Executive Officer
Michael E. Keane........  42 Director
Dr. Jeremy A. Landt.....  56 Director
James S.
 Marston(1)(2)(3).......  65 Director
Jack L. Martin..........  44 Director Nominee
Antonio R. Sanchez,
 Jr.(2)(3)..............  55 Director
Ben G. Streetman........  59 Director
Ronald A. Woessner......  41 Vice President, General Counsel, and Secretary
Michael H. Wolpert......  59 President--Cardkey Systems
Steve M. York...........  47 Senior Vice President, Chief Financial Officer, and Treasurer

--------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Nominating Committee.

  David P. Cook became a director of the Company in December 1995 and was appointed Chairman, President, and Chief Executive Officer effective April 29, 1998. Mr. Cook is a private investor and most recently served as Chairman and Chief Executive Officer of ARBImetrics Corporation, a Dallas-based investment company. Mr. Cook previously served as a director of Amtech Corporation from 1984 until 1990, serving as Chairman of the Executive Committee until 1990. Mr. Cook founded, and was Chief Executive Officer of, Blockbuster Entertainment Corporation from its inception until 1987. Prior to that, he was Chairman of Cook Data Services, Inc., a software company that he also founded.

  Michael E. Keane became a director of the Company in November 1997. Mr. Keane has been Senior Vice President and Chief Financial Officer of UNOVA, Inc. ("UNOVA") since November 1997. UNOVA comprises the former industrial technology businesses spun off from Western Atlas, Inc. in October 1997, where Mr. Keane was also Senior Vice President and Chief Financial Officer from October 1996 until October 1997 and Vice President and Treasurer from March 1994 until October 1996. Prior to that, he was Corporate Director, Pensions and Insurance, for Litton Industries, Inc. from January 1993 until March 1994.

  Dr. Jeremy A. Landt, a co-founder of the Company, was appointed Vice President and Chief Technical Officer of the Company in April 1996. Dr. Landt separated from employment with the Company in connection with the sale of the Company's Transportation Systems Group to Intermec Technologies Corporation, a subsidiary of UNOVA, Inc., which closed in June 1998.

  James S. Marston became a director of the Company in September 1991. From September 1987 through February 1998, Mr. Marston served as a Senior, or Executive, Vice President and the Chief Information Officer of APL Limited, one of the largest U.S.-based intermodal shipping companies. Between 1986 and 1987, Mr. Marston served as President of AMR Technical Training Division, AMR Corporation.

  Jack L. Martin has been chosen as a director nominee. Mr. Martin is Chairman and founder of Public Strategies, Inc., one of the nation's premiere international strategic communications firms, specializing in giving advice to Fortune 500 companies. For many years, Mr. Martin served on former U.S. Senator Bentsen's staff and held the position of Executive Assistant to the Senator. He was appointed to the Board of Regents of the

Texas State University System and was elected Chairman. Mr. Martin was appointed to chair the Texas National Research Laboratory Commission, the state agency responsible for overseeing the National Superconducting Super Collider project.

  Antonio R. Sanchez, Jr. was one of the early investors in the Company in 1987 and became a director of the Company in February 1993. Presently, Mr. Sanchez is Chairman and Chief Executive Officer of Sanchez Oil & Gas Corporation. Mr. Sanchez also holds interests in banking, real estate development, industrial parks, and various other investments. Mr. Sanchez serves as a director of International Bank of Commerce ("IBC") and as a director and shareholder of IBC's publicly-traded holding company, International Bancshares Corporation, with which the Company formerly did business. Mr. Sanchez is also a member of the University of Texas Board of Regents.

  Ben G. Streetman became a director of the Company in July 1998. Mr. Streetman is Dean of the College of Engineering at the University of Texas at Austin and holds the Dula D. Cockrell Centennial Chair in Engineering. He is a Professor of Electrical and Computer Engineering and was the founding director of the Microelectronics Research Center from 1984 until 1996. He is also a member of the Board of Directors for National Instruments and Global Marine.

  Ronald A. Woessner joined the Company in April 1992 as General Counsel. He was appointed Vice President in December 1993. He was previously a corporate and securities attorney with the Dallas-based law firm of Johnson & Gibbs, P.C.

  Michael H. Wolpert joined the Company in August 1995 when the Company acquired the business of Cardkey Systems, Inc. ("Cardkey"). The Company appointed Mr. Wolpert President of Cardkey at the time of the acquisition. From January 1995 to August 1995, he was employed by the predecessor-in-interest to Cardkey as Vice President, Systems Product Group. From January 1993 through December 1994, he was Vice President of Domestic Marketing and Sales for Javelin Electronics, a leading supplier of closed circuit television systems for the security industry.

  Steve M. York joined the Company in April 1990 as Vice President, Chief Financial Officer, and Treasurer. He was appointed Senior Vice President in April 1994. Mr. York, a Certified Public Accountant, previously held various financial management positions with commercial operating companies and was employed by Arthur Young & Co. (now Ernst & Young LLP).

  See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS--Transactions with Management and Related Parties" for a description of transactions between the Company or a subsidiary and certain directors and executive officers of the Company.

  Each director serves until the next annual meeting of shareholders, and until the director's successor is duly elected and qualified, unless earlier removed in accordance with the Company's bylaws. Officers serve at the discretion of the Board of Directors.

MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

  The Company has an Audit Committee of the Board of Directors, which is currently comprised entirely of non-employee directors. The members of the Audit Committee currently are James S. Marston and Antonio R. Sanchez, Jr. During 1997, Elmer W. Johnson, a former Board member, was also a member of the Audit Committee. The Audit Committee has responsibility and authority for making an annual recommendation of independent auditors to the Board of Directors to serve as auditors of the Company's books, records and accounts, reviewing the scope of audits made by the independent auditors, and receiving and reviewing the audit reports submitted by the independent auditors. The Audit Committee met once during the year ended December 31, 1997.

  During the year ended December 31, 1997, the Company's Compensation and Stock Option Committee was comprised entirely of non-employee directors. During 1997, the members of the Compensation and Stock Option Committee were Gary J. Fernandes; Thomas W. Luce, III; and Elmer W. Johnson, all former directors and non-employees of the Company. The Compensation and Stock Option Committee administers the Company's stock option plans and administers executive compensation, although any proposed compensation arrangements for the Company's corporate officers require approval by the Board of Directors. The Compensation and Stock Option Committee met on three occasions during the year ended December 31, 1997. Currently, there is no Compensation and Stock Option Committee. The Board of Directors will appoint members of the committee after the Annual Meeting of Shareholders.

  The Company has a Nominating Committee, which is currently comprised of David P. Cook, James S. Marston, and Antonio R. Sanchez, Jr. During 1997, G. Russell Mortenson, former Chairman, President, and Chief Executive Officer of the Company, and Gary J. Fernandes, a former Board member, were also members of the Nominating Committee. The Nominating Committee will consider nominees for the Board of Directors suggested by the Company's shareholders. Shareholders desiring to submit nominations should forward them to the Secretary of the Company, Ronald A. Woessner, at the Company's principal executive offices. The Nominating Committee met once during the year ended December 31, 1997.

  The Board of Directors met on ten occasions during the year ended December 31, 1997. All directors, except Mr. Fernandes, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which the director served.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

 Summary Compensation Table

  The following table sets forth certain information regarding compensation paid by the Company for the last three years to the Company's five most highly compensated executive officers. Immediately following the table are summaries of any existing employment-related contracts with these executive officers.

                          SUMMARY COMPENSATION TABLE

                                                             LONG-TERM COMPENSATION
                                                          ---------------------------------
                                    ANNUAL COMPENSATION          AWARDS             PAYOUTS
                                  ----------------------- -----------------------   -------
                                                   OTHER               NUMBER OF
                                                  ANNUAL  RESTRICTED   SECURITIES           ALL OTHER
                                                  COMPEN-   STOCK      UNDERLYING            COMPEN-
NAME AND PRINCIPAL POSITION  YEAR  SALARY  BONUS  SATION    AWARD       OPTIONS      LTIP   SATION(1)
---------------------------  ---- -------- ------ ------- ----------   ----------   ------- ---------
G. RUSSELL
 MORTENSON(2)...........     1997 $300,000 $  --    --     $    --      221,838(3)    --     $2,574
 President, Chief Execu-
 tive Officer,               1996  300,000 58,536   --      172,500(4)   80,000(5)    --      1,440
 and Chairman of the
 Board                       1995  288,000 57,600   --          --      100,000(4)    --      2,310
STUART M. EVANS(2)(6)...     1997  209,042    --    --          --          --        --      1,376
 President, Electronic       1996  180,550 46,958   --       34,500(4)   30,000(5)    --        --
 Security Group              1995  150,950 24,442   --          --       40,000(4)    --        --
JOHN E. WILSON(2).......     1997  166,040    --    --       24,375      29,000(3)    --      2,000
 President, Transporta-
  tion                       1996  127,488 35,438   --          --        7,000       --      1,875
 Systems Group               1995   98,558 59,938   --          --       30,000       --      1,227
MICHAEL H. WOLPERT......     1997  170,500 34,807   --          --       30,000(3)    --      4,077
 President                   1996  155,000 55,425   --          --       10,000       --      1,875
 Cardkey Systems             1995   64,583 17,050   --          --       30,000       --        --
STEVE M. YORK...........     1997  193,000    --    --          --       50,000(3)    --      2,000
 Senior Vice President,
 Chief                       1996  175,000 43,162   --       67,275(4)   30,000(5)    --      1,440
 Financial Officer, and
 Treasurer                   1995  157,500 32,000   --          --       39,000(4)    --      2,310

--------
(1) Represents Company contributions to the Company's 401(k) Retirement Plan or the Company's Employee Stock Purchase Plan.

(2) Has subsequently separated from employment with the Company in 1998.

(3) The number of shares that may be received under 1997 option grants includes 73,946; 8,000; 10,000; and 25,000 shares for Messrs. Mortenson, Wilson, Wolpert, and York, respectively, which represent "restricted shares" issuable for no additional consideration if and when a like number of option shares are exercised and held for the requisite period. See "Option Grants Table."

(4) The "Number of Securities Underlying Options" as originally reported in the Company's 1996 Proxy Statement for Messrs. Mortenson, Evans, and York included 30,000; 6,000; and 11,700 shares, respectively, which were "restricted shares" issuable for no additional consideration when a like number of option shares were exercised and held for the requisite period. In 1996, when the corresponding options were exercised, these "restricted shares" were issued. They are now reflected in the table under "Restricted Stock Award" for 1996, and the number of shares reflected in the table under "Number of Securities Underlying Options" for 1995 has been correspondingly reduced by the number of "restricted shares" issued. The "restricted shares" can be forfeited to the Company if, during the three years following their issuance, (i) the recipient fails to hold the shares received upon exercise of the related stock option for the requisite period or (ii) the recipient's employment is terminated for cause or the recipient separates from employment with the Company under certain other circumstances. The "restricted share" awards provide for, with the consent of the Board of Directors, lapsing of restrictions if the recipient's employment is terminated other than for cause or if the recipient separates from employment with the Company under certain other circumstances.

(5) The number of shares that may be received under 1996 option grants includes 40,000; 15,000; and 15,000 shares for Messrs. Mortenson, Evans, and York, respectively, which represent "restricted shares" issuable for no additional consideration if and when a like number of option shares are exercised and held for the requisite period.

(6) Annual compensation is paid in U.K. pound sterling and has been translated to U.S. dollars at an average rate for the year.

 Severance and Employment Contracts with Certain Executive Officers

  Pursuant to a severance agreement between the Company and Mr. Mortenson, coupled with Mr. Mortenson's exercise of various stock options, the Company reported a first quarter 1998 expense charge of approximately $1,000,000, including a cash payment to Mr. Mortenson of approximately $650,000. Under the terms of the severance agreement, Mr. Mortenson is bound by various confidentiality and non-competition provisions.

  Pursuant to a severance agreement between the Company and Mr. Evans, the Company will report a second quarter 1998 expense charge of approximately $500,000, including a cash payment (a portion of which was contributed to Mr. Evans' pension fund) to Mr. Evans of approximately $400,000. The severance agreement also contains confidentiality and non-solicitation provisions.

  The Company and Mr. Wolpert are parties to a severance agreement, which, per the severance agreement formula (which is based on years of service), as of June 30, 1998, provides for the payment to him of seven months of his base salary in the event he has good reason (as defined) to resign his employment or if his employment is terminated other than for cause. The severance agreement also contains confidentiality and non-competition provisions.

  The Company and Mr. York are parties to a severance agreement, which, per the severance agreement formula (which is based on years of service), as of June 30, 1998, provides for the payment to him of 18 months of his base salary in the event he has good reason (as defined) to resign his employment or if his employment is terminated other than for cause. The agreement also provides for the payment to Mr. York of three times his annual base salary in the event his employment terminates after a change in control (as defined) of the Company. The severance agreement also contains confidentiality and non-competition provisions.

  Also, see "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS--Transactions with Management and Related Parties" for a description of the employment arrangement that the Company and Mr. Cook, the Company's Chairman, President, and Chief Executive Officer, have agreed to enter into.

 Option Grants Table

  The following table sets forth information relating to stock option grants made by the Company to each of the Company's five most highly compensated executive officers during the year ended December 31, 1997.

                             OPTION GRANTS IN 1997

                                                                      POTENTIAL REALIZABLE VALUE
                                                                        AT ASSUMED ANNUAL RATES
                                                                      OF STOCK PRICE APPRECIATION
                         INDIVIDUAL GRANTS                                  FOR OPTION TERM
--------------------------------------------------------------------- ----------------------------
                         NUMBER OF    % OF TOTAL
                         SECURITIES    OPTIONS
                         UNDERLYING   GRANTED TO EXERCISE
                          OPTIONS     EMPLOYEES  PRICE PER EXPIRATION
          NAME            GRANTED      IN 1997     SHARE      DATE         5%            10%
------------------------ ----------   ---------- --------- ---------- ------------- --------------
G. Russell
 Mortenson(1)...........  147,892(2)    23.19%      (2)    10/30/2000       388,956       491,001
                           73,946(3)    11.60      $4.00   10/30/2007       186,344       471,036
Stuart M. Evans(1)......      --          --         --           --            --            --
John E. Wilson(1).......   10,000(2)     1.57       (2)    04/17/2000        37,850        47,750
                           16,000(2)     2.51       (2)    10/30/2000        42,080        53,120
                            8,000(3)     1.25       4.00   10/30/2007        20,160        50,960
Michael H. Wolpert......   20,000(2)     3.14       (2)    10/30/2000        52,600        66,400
                           10,000(3)     1.57       4.00   10/30/2007        25,200        63,700
Steve M. York...........   50,000(2)     7.84       (2)    10/30/2000       131,500       166,000

--------
(1) Has subsequently separated from employment with the Company in 1998.

(2) The grant award is comprised of a stock option to acquire one half of the shares indicated in the table and the right to receive a matching number of "restricted shares" upon the occurrence of certain events. The stock options are exercisable six months from the date of grant, have an exercise price of $4.00 per share ($5.75 per share regarding Mr. Wilson's 10,000 share grant), which represents the fair market value on the date of grant, and expire three years from the date of grant. For those option shares exercised, a matching number of "restricted shares" are awarded to the recipient for no additional consideration. The "restricted shares" can be forfeited to the Company if, during the three years following their issuance, (i) the recipient fails to hold the shares received upon exercise of the related stock option for the requisite period or (ii) the recipient's employment is terminated for cause or the recipient separates from employment with the Company under certain other circumstances. The "restricted share" awards provide for, with the consent of the Board of Directors, lapsing of restrictions if the recipient's employment is terminated other than for cause or if the recipient separates from employment with the Company under certain other circumstances. If a recipient elects, the Company will provide secured financing for the exercise price payable to the Company with respect to the exercise of the stock options. The maximum amount of available loans associated with these grants is $497,000.

(3) The options vest ratably and become exercisable over four years. In the event of a change in control (as defined) of the Company, certain of the options become immediately exercisable.

 Aggregated Option Exercises and Year-End Option Value Table

  The following table sets forth information relating to the exercises of stock options by each of the Company's five most highly compensated executive officers during the year ended December 31, 1997, and the value of unexercised stock options as of December 31, 1997.

                    AGGREGATED OPTION EXERCISES IN 1997 AND
                        DECEMBER 31, 1997 OPTION VALUES

                           OPTION EXERCISES
                             DURING 1997
                         --------------------
                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                          NUMBER OF                  OPTIONS AT          IN-THE-MONEY OPTIONS AT
                           SHARES                 DECEMBER 31, 1997         DECEMBER 31, 1997
                          ACQUIRED    VALUE   ------------------------- -------------------------
          NAME           ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
------------------------ ----------- -------- ----------- ------------- ----------- -------------
G. Russell
 Mortenson(1)...........      --       $--      108,635      238,517      $9,086        $--
Stuart M. Evans(1)......      --        --       24,000       25,000         --          --
John E. Wilson(1).......    5,000       --          --        53,000         --          --
Michael H. Wolpert......      --        --          --        60,000         --          --
Steve M. York...........      --        --       48,750       66,050         --          --

--------
(1) Has subsequently separated from employment with the Company in 1998.

 Compensation of Directors

  For serving on the Company's Board of Directors and related committees, a "Qualifying External Director" receives an annual fee of $15,000. Each such director also receives an automatic one-time grant of options to acquire 25,000 shares of the Company's Common Stock at the time of initial election or appointment to the Board. A Qualifying External Director is a non-employee director who does not, directly or indirectly, beneficially own, or is not an employee, affiliate, or designee to the Board of Directors of a person (other than a person that is a strategic/business partner of the Company) that directly or indirectly beneficially owns, more than five percent of the Company's Common Stock. In addition, except as discussed below, a Qualifying External Director receives an automatic one-time grant of 2,500 options annually while continuing to serve on the Board of Directors.

  The Board of Directors has adopted share ownership guidelines for the Company's non-employee directors. Under these guidelines, non-employee directors are encouraged to own at least 10,000 shares of the Company's Common Stock. Non-employee directors who were serving on the Company's Board of Directors on December 14, 1995, are encouraged to acquire such ownership by December 31, 1998. Non-employee directors first elected or appointed to the Board of Directors after such date are encouraged to acquire such ownership by the third anniversary of their election or appointment. Non-employee directors who do not achieve these share ownership amounts are not eligible to receive the annually recurring share option grants discussed above.

 Transactions with Management and Related Parties

  The Company and Mr. Cook, the Company's Chairman, President, and Chief Executive Officer, agreed in April 1998 to enter into a three-year employment arrangement. As an inducement essential to Mr. Cook's entering into the employment arrangement with the Company (Mr. Cook was not previously an employee), the Company has agreed to issue to Mr. Cook options to acquire 4,254,627 shares of the Company's Common Stock at an exercise price of $7.00 per share (twice the closing price of the Company's Common Stock on the day preceding the date of agreement). The options will have a five-year term and will vest quarterly over two years. The options will vest immediately in the event of (i) a change of control of the Company, (ii) a change of control of any material Company subsidiary that is engaged in the digital data distribution business, or (iii) Mr. Cook's employment is terminated other than for cause. Mr. Cook will receive no salary under the employment arrangement.

  Also, in May 1998, the Company acquired Petabyte Corporation, a digital data distribution start-up enterprise founded by Mr. Cook. In consideration of the sale of Petabyte, the Company has agreed to pay Mr. Cook five annual payments of $200,000 each, beginning June 1, 1998. The Company has the right, exercisable at any time within the next four years, to return the Petabyte enterprise back to Mr. Cook. If the Company exercises this right, no further payments are required to be made.

  On June 11, 1998, the Company closed the sale of its Transportation Systems Group to UNOVA, Inc. Mr. Keane, a director of the Company, is Senior Vice President and Chief Financial Officer of UNOVA. The value of the transaction, based on estimated May 31, 1998 balance sheet amounts and subject to certain post-closing adjustments, is estimated at approximately $31 million. As a result of the transaction, the Company received approximately $20 million in cash and the 2,211,900 unregistered shares that were previously purchased by UNOVA in late 1997.

  Messrs. York and Wilson are indebted to the Company in the principal amount of $161,425 and $60,750, respectively, which amounts represent monies loaned by the Company to fund the exercise of retention incentive options. Each individual's indebtedness is represented by promissory notes. The notes of Mr. York bear interest at the rate of 6.61% and 5.61% per annum, and the notes of Mr. Wilson bear interest at the rate of 6.01% and 5.61% per annum. All notes are secured by the shares issued upon exercise of the retention incentive options. The notes of Mr. York are due in May 2000 and December 2001, and the notes of Mr. Wilson are due in June 2001 and December 2001 (unless becoming due earlier under certain circumstances described in the notes).

  Mr. Sanchez, a director of the Company, is a director of the International Bank of Commerce, Laredo, Texas ("IBC"), and a director and shareholder of IBC's publicly-traded holding company, International Bancshares Corporation. The Company formerly had a banking relationship with IBC and maintained a checking account and short-term investments with IBC. The average month-end balance during 1997 of such checking account and short-term investments was approximately $718,000.

 Compensation Committee Interlocks and Insider Participation in Compensation Decisions

  As noted below under "REPORT OF BOARD OF DIRECTORS ON ANNUAL COMPENSATION," the entire Board of Directors established the Company's compensation policies in 1997 and made the pertinent compensation decisions after prior review and recommendation from the Compensation and Stock Option Committee of the Board of Directors. Mr. Mortenson, a former officer and director of the Company; Mr. Evans, a former officer and director of the Company; and Dr. Landt, a director and former officer of the Company, participated in deliberations of the Company's Board of Directors concerning executive compensation during the year ended December 31, 1997. Mr. Sanchez, a director of the Company, is a director of the International Bank of Commerce, Laredo, Texas, with which the Company had a banking relationship. See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS--Transactions with Management and Related Parties."

              REPORT OF BOARD OF DIRECTORS ON ANNUAL COMPENSATION

  The entire Board of Directors established the Company's compensation policies in 1997 and made the compensation decisions described herein after prior review and recommendations from the Compensation and Stock Option Committee (the "Committee") of the Board of Directors. In 1997, the Committee was comprised of Gary J. Fernandes, Elmer W. Johnson, and Thomas W. Luce, III, none of whom were officers or employees of the Company. Messrs. Fernandes, Johnson, and Luce are no longer members of the Company's Board of Directors. The Board of Directors will elect members to the Committee at the first Board meeting following the

Annual Meeting of Shareholders. In the interim, the entire Board of Directors will make all compensation decisions.

 Compensation Philosophy and Objectives

  The Committee is responsible for recommending to the full Board of Directors compensation programs for the Company and its subsidiaries that are designed to attract, motivate, and retain key executives responsible for the long-term success of the Company. The compensation program for senior executives of each of the Company's market-oriented groups is developed by the president of the market-oriented group, the Company's Chief Human Resources officer, and the Company's Chief Executive Officer. The compensation program for corporate officers of the Company is developed by the Company's Chief Human Resources officer and the Company's Chief Executive Officer. Compensation proposed to be paid to senior executives of a market-oriented group requires the review and approval of the Committee, while compensation proposed to be paid to corporate officers of the Company requires the review and approval of the Committee and ratification by the full Board of Directors. The Company believes that non-cash compensation paid to the named executive officers in 1997 will comply with the conditions of (S)162(m) of the Internal Revenue Code of 1986, as amended, and will, therefore, be deductible for federal income tax purposes.

  The policy of the Board of Directors is to determine executive compensation in a competitive framework based on individual contributions, teamwork, and market-oriented group and overall Company financial results. The Board of Directors' policy is based on the following objectives:

  . To enhance the Company's competitiveness in attracting and retaining qualified executives.

  . To align the interests of executive officers with those of shareholders by linking executive officers' long-term earnings to the long-term success of the Company, using stock-based incentive compensation and stock ownership guidelines.

  . To reward individual performance as well as team accomplishments through annual at-risk variable compensation awards related to attainment of individual as well as Company and business unit performance objectives.

 Compensation Components and Process

  The three primary components of the Company's executive compensation are base salary, annual cash incentive awards, and long-term stock-based incentive awards.

  Factors considered in making decisions relating to base salaries include the individual executive officer's compensation history, work experience with the Company, and individual talents and the recommendation of the Chief Executive Officer or the president of the market-oriented group. Also, from time-to-time, the Company considers compensation practices of peer companies in terms of size, geographic location, and industry category as reported in surveys compiled by consulting firms. The Company also, from time-to-time, solicits advice from independent compensation consultants. In 1997, the Board did not assign specific weights to any factor it considered in making base salary compensation decisions. In 1997, the Company's executive officers received increases in base salary ranging from 0% to 16%.

  In accordance with the 1997 bonus plan approved by the Board of Directors, a portion of the amount of the bonuses for each of the four most highly compensated executive officers reporting to the Chief Executive Officer was determined in his discretion, considering, in part, the individual officer's attainment of specified management objectives, and a portion was determined based upon the achievement of specified financial operating income targets. The president of the Company's U.S. based electronic security group was the only one of these executive officers to earn a cash incentive bonus for 1997. The bonus paid was based upon the financial performance of this market-oriented group. No bonuses for 1997 were paid to the other three most highly compensated executive officers, primarily because the applicable, specified financial operating income targets were not achieved.

  As noted in the Summary Compensation Table, the 1997 compensation for Mr. Mortenson, the Company's former Chairman, President, and Chief Executive Officer, consisted of $300,000 base salary, stock option grants, and $2,574 in Company contributions to the Company's 401(k) Retirement Plan. Mr. Mortenson received no increase in annual base salary in 1997. Since the Company did not achieve the applicable, specified financial operating income targets, no bonus was paid to Mr. Mortenson for 1997.

  The Company has typically utilized stock option grants under the Company's stock option plans to link executive compensation to stock price performance and to provide long-term incentives. In 1997, two key features of the Company's practice with respect to stock option grants were:


  . share ownership guidelines were in effect for the Company's Chief
    Executive Officer, Chief Financial Officer, and the presidents of the Company's market-oriented groups.

  . option grants to the Company's Chief Executive Officer, Chief Financial
    Officer, and presidents of the Company's market-oriented groups were either non-qualified stock options or "retention incentive options."

                                          BOARD OF DIRECTORS*
                                          -------------------
                                          David P. Cook
                                          Stuart M. Evans
                                          Gary J. Fernandes
                                          Elmer W. Johnson
                                          Dr. Jeremy A. Landt
                                          Thomas W. Luce, III
                                          James S. Marston
                                          G. Russell Mortenson
                                          Antonio R. Sanchez, Jr.
--------
* Michael E. Keane is not included as he joined the Board of Directors on November 1, 1997.

  This Report will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 ("Exchange Act"), except to the extent that the Company specifically incorporates this Report by reference.

 Performance Graph

  The following graph shows a comparison of cumulative total returns of an investment in (i) the Company's Common Stock, (ii) the Center for Research in Securities Prices ("CRSP") Total Return Index for The NASDAQ Stock Market (U.S. companies), and (iii) the CRSP Total Return Index for NASDAQ Electronic Component Stocks, in each case, for the period since December 31, 1992. The comparison assumes $100 was invested on December 31, 1992, in the Company's Common Stock and in each of the two indices and assumes reinvestment of dividends. A listing of the companies comprising each of the CRSP-NASDAQ indices used in the following graph is available, without charge, upon written request.

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                AMONG AMTECH CORPORATION D/B/A AMTC CORPORATION
                      CRSP-NASDAQ STOCK MARKET (U.S.) AND
                    CRSP-NASDAQ ELECTRONIC COMPONENT STOCKS

                       [Performance Graph Appears Here]


                       AMTECH                       CRSP-NASDAQ
                     CORPORATION       CRSP-NASDAQ   ELECTRONIC
Measurement period    d/b/a AMTC       STOCK MARKET   COMPONENT
  (Year Covered)     Corporation          (U.S.)        STOCKS
----------------    -----------        ----------    ----------
    12/92           $100.00           $100.00           $100.00
    12/93           $120.00           $114.80           $137.29
    12/94           $ 48.13           $112.21           $151.69
    12/95           $ 25.63           $158.70           $251.27
    12/96           $ 33.05           $195.19           $434.38
    12/97           $ 20.00           $239.53           $455.40


  The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Performance Graph (the "Graph") will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Graph by reference.

                   MATTERS TO BE BROUGHT BEFORE THE MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

  Six directors will be elected at the Meeting. The persons named below have been nominated for election as directors. Should any nominee become unable or unwilling to accept nomination or election, no person will be substituted in his stead, and the Board of Directors, in accordance with the bylaws of the Company, will by resolution reduce the number of members of the Board of Directors accordingly. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and to the knowledge of the Board of Directors, each of the nominees intends to serve the entire term for which election is sought.

          NAME (1)                 PRINCIPAL OCCUPATION          DIRECTOR SINCE
          --------                 --------------------          --------------
 David P. Cook............. Chairman, President, and Chief            1995(2)
                             Executive Officer--Amtech
                             Corporation d/b/a AMTC
                             Corporation
 Michael E. Keane.......... Senior Vice President and Chief           1997
                             Financial Officer, UNOVA, Inc.
 James S. Marston.......... Private Investor; Former Senior           1991
                             Vice President and Chief
                             Information Officer, APL Limited
 Jack L. Martin............ Chairman, Public Strategies, Inc.           --
 Antonio R. Sanchez, Jr. .. Chairman and Chief Executive              1993
                             Officer, Sanchez Oil & Gas
                             Corporation
 Ben G. Streetman ......... Dean, College of Engineering at           1998
                             the University of Texas at Austin

--------
(1) For information concerning the ages, business experience, and background of the nominees, see "MANAGEMENT--DIRECTORS AND EXECUTIVE OFFICERS."

(2) Mr. Cook also served on the Company's Board of Directors from 1984 to 1990.

  THE BOARD OF DIRECTORS URGES YOU TO VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

  PROPOSAL 2. AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE NAME OF THE COMPANY TO CUSTOMTRACKS CORPORATION

  On June 11, 1998, the Company sold its Transportation Systems Group ("TSG") to Intermec Technologies Corporation, a subsidiary of UNOVA, Inc., as detailed in the Company's Form 8-K filed with the Securities and Exchange Commission on June 19, 1998. Included in the assets sold was the name "Amtech" and other trade and service names and service marks used by the TSG. The definitive agreement relating to the sale requires the Company to change its name to a name that does not include "Amtech." Additionally, on July 7, 1998, the Company sold the net assets of its Cotag International unit to Metric Gruppen AB of Solna, Sweden.

  As previously disclosed in the Company's first quarter Form 10-Q, the Company intends to enter the digital data distribution business. Accordingly, the Company proposes to amend its Articles of Incorporation to formally change its name to "CustomTracks Corporation." The Company believes that the name "CustomTracks Corporation" is descriptive of the Company's anticipated business activities. To that end, the Company has filed for a federal trademark and service mark for the name "CustomTracks(TM)." The form of amendment to the Articles of Incorporation is annexed as Appendix A to this Proxy Statement. This amendment was approved by the Board of Directors on June 23, 1998, and the Board recommended shareholder approval. If this proposal is approved by the shareholders, an amendment to the Company's Articles of Incorporation will be filed in a form similar to that set forth in Appendix A to effect the name change as promptly as practicable.

  The affirmative vote of the holders of 66 2/3% of the outstanding shares of Common Stock, in person or by proxy, is required to approve the proposal to amend the Company's Articles of Incorporation to formally change the name of the Company to CustomTracks Corporation.

  THE BOARD OF DIRECTORS URGES YOU TO VOTE "FOR" THE ADOPTION OF THIS AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO FORMALLY CHANGE THE NAME OF THE COMPANY TO CUSTOMTRACKS CORPORATION.

                      DEADLINE FOR SHAREHOLDER PROPOSALS

  Shareholders intending to submit proposals to be included in the proxy materials for the 1999 Annual Meeting of Shareholders must submit their proposals in writing so that they will be received by the Company no later than March 24, 1999. The proposals should be directed to the Secretary of the Company, Ronald A. Woessner, AMTC Corporation, One Galleria Tower, 13355 Noel Road, Suite 1555, Dallas, Texas, 75240. Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, proposals of shareholders must conform to certain requirements as to form and may be omitted from the proxy materials under certain circumstances. In order to avoid unnecessary expenditures of time and money by shareholders and the Company, shareholders are urged to review this Rule and, if questions arise, consult legal counsel prior to submitting a proposal to the Company.

                                 MISCELLANEOUS

  The Board of Directors of the Company knows of no matters other than those described herein that will be presented for consideration at the Meeting. If, however, other matters come before the Meeting, the proxy holders intend to vote all proxies in accordance with their best judgment in the interest of the Company.

  The cost of solicitation of proxies, including the cost of preparing, printing, and mailing proxy materials and the cost of reimbursing brokers for forwarding proxies and Proxy Statements to their principals, will be borne by the Company. The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies from shareholders at a fee of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses. Proxies may also be solicited without extra compensation by the officers and employees of the Company by telephone, facsimile, telegraph, or personally. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them.

  PLEASE DATE, SIGN, AND RETURN THE PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

  A copy of the Company's 1997 Annual Report containing audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute any part of the proxy solicitation material.

                                          By Order of the Board of Directors

                                          Ronald A. Woessner
                                          Secretary

Dallas, Texas

July 22, 1998

                                   APPENDIX A

  Article I of the Articles of Incorporation of Amtech Corporation is hereby amended in its entirety to read as follows:

  "The name of the Corporation is CustomTracks Corporation."

                               AMTECH CORPORATION

                             D/B/A AMTC CORPORATION

                BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING
                 OF SHAREHOLDERS AT 8:30 A.M., AUGUST 31, 1998

  The undersigned shareholder of Amtech Corporation d/b/a AMTC Corporation (the "Company") hereby appoints David P. Cook and Steve M. York, or either of them, as proxies, each with full power of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment thereof:

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED ACCORDING TO YOUR DIRECTIONS MADE ON THE REVERSE SIDE. IF YOU DO NOT VOTE ON A PARTICULAR ITEM (OTHER THAN ITEM (3)), THIS PROXY WILL BE VOTED "FOR" THAT ITEM. THE PROXY HOLDERS WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (3). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

                       (PLEASE SIGN ON THE REVERSE SIDE.)

                         (CONTINUED FROM REVERSE SIDE)

  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [ ]

INSTRUCTION: TO WITHHOLD AUTHORITY to vote for an individual nominee, write that nominee's name on the following line.

(1)  Election of Directors:
     FOR all nominees listed below
     (except as provided to the contrary below)
     WITHHOLD AUTHORITY

     to vote for all nominees below

David P. Cook, Michael E. Keane, James S. Marston, Jack L. Martin,
 Antonio R. Sanchez, Jr., and Ben G. Streetman

                       For All
For      Against       Except
[ ]        [ ]          [ ]

-----------------
Nominee Exception

(2)  Change of the Company's name to "CustomTracks Corporation:"
                            For All
     For      Against       Except
     [ ]        [ ]          [ ]

(3) On any other business that properly comes before the meeting or any adjournment thereof.
                            For All
     For      Against       Except
     [ ]        [ ]          [ ]

The undersigned revokes any proxies given prior to the date hereof.


Receipt herewith of the Company's 1997 Annual Report and Notice of Annual Meeting and Proxy Statement, dated July 22, 1998, is hereby acknowledged.

                Dated: _________________________________________________ , 1998

-------------------------------------------------------------------------------
(Signature of Shareholder(s))

-------------------------------------------------------------------------------
(Signature of Shareholder(s))

(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)

                      PLEASE SIGN, DATE, AND MAIL TODAY.